Exhibit 10.11

STOCK RESTRICTION AGREEMENT

(Employee)

THIS AGREEMENT is made and entered into effective the      day of                     ,          by and between                      (“Stockholder”) and Cabela’s Incorporated, a Nebraska corporation (“Company”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, Stockholder is acquiring by purchase certain capital stock of Company, and Stockholder may acquire other stock of Company in the future;

WHEREAS, Stockholder is presently an employee of Company;

WHEREAS, it has been and remains the policy of Company to restrict the issuance, transfer and ownership of Company’s capital stock; and

WHEREAS, as a condition to the sale of its capital stock to Stockholder, Company has required Stockholder to enter into this Agreement and Stockholder has agreed that he shall hold all capital stock of the Company now or hereafter issued to him subject to this Agreement.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Stock Subject to Agreement. This Agreement shall apply to all shares of common stock of Company currently owned or hereafter acquired by Stockholder (hereinafter called “Stock”) and shall supersede any and all previous agreements between the parties relating to the Stock.

The Stock may consist of Vested Shares or Unvested Shares as each are hereinafter defined. “Vested Shares “ means all shares of Stock which are not Unvested Shares. “Unvested Shares” means shares of Stock (a) acquired pursuant to the exercise of unvested stock options held by the Stockholder pursuant to the early exercise provisions set forth in the applicable Stock Option Agreement(s) between the Company and the Optionee pursuant to which the Stock was acquired and, (b) but for the early exercise, which would remain unvested Stock Options according to the terms of the Cabela’s Incorporated 1997 Stock Option Plan (the “Plan”) and the vesting provisions set forth in the applicable Stock Option Agreement. Any Unvested Shares held by Stockholder on the date of termination of Stockholder’s employment with the Company for any reason shall not become Vested Shares with the passage of time or otherwise and shall remain Unvested Shares for all purposes hereunder.

At the time of the initial acquisition of shares of Stock by Stockholder subject to the terms of this Agreement and thereafter at the time of each additional acquisition of shares of Stock, the parties shall execute a certificate in the form of Exhibit “A” attached to this Stock Restriction Agreement setting forth the Vested Shares and the Unvested Shares covered by this Agreement and setting forth the dates on which the Unvested Shares shall become Vested Shares according to the vesting provisions in the applicable Stock Option Agreement. The failure of the parties to execute such a certificate shall not affect the status of the Stock as Vested Shares or Unvested Shares which shall then be determined by reference to the Plan and the applicable Stock Option Agreement(s).

2. Restriction Against Transfer. Stockholder agrees that Stockholder shall not sell, assign, pledge, gift or otherwise transfer any of his Stock in any manner other than as permitted in this Agreement. No sale, assignment, pledge, gift or other transfer of any Stock by Stockholder in violation of the provisions of this Agreement, or the Articles of Incorporation or Bylaws of Company, shall be valid. Company shall not transfer any Stock on the books of Company, nor shall any such Stock be entitled to vote, nor shall any dividends be paid on any such Stock during the period of any violation under this Agreement. The above disqualifications shall be in addition to and not in lieu of any other remedies, legal or equitable, to enforce these provisions. Nothing contained in this Agreement shall be construed to limit or render ineffective any of the Articles of Incorporation or Bylaws of Company further restricting or conditioning the transfer of the Stock.

3. Permitted Sales of the Vested Shares. Stockholder may sell any or all of the Vested Shares if Stockholder shall have first made the offer to sell hereinafter described and such offer shall not have been accepted; provided, however, the Vested Shares offered hereunder must have been held by Stockholder for at least six months as a condition to being offered under this paragraph 3.

a. Stockholder shall obtain from a third party purchaser a bona fide written offer to purchase the Vested Shares stating the terms and conditions upon which the purchase is to be made and the consideration offered therefor (a “Third Party Offer”). Before making or agreeing to the sale, Stockholder shall extend an offer of the Vested Shares (the “Offer”) to the Company. The Offer shall consist of a written offer to sell the Vested Shares that pertains to the proposed sale, which shall set forth the name and address of the prospective purchaser and shall include a copy of the Third Party Offer.

b. Within thirty (30) days after receipt of the Offer, Company may at its option elect to purchase all, but not less than all, of the Vested Shares offered by Stockholder. The notice shall specify the date for the closing of the purchase which shall not be more than sixty (60) days after the date of the giving of such notice.

c. In the event of any purchase pursuant to subparagraph 3(b) above, the effective date of sale shall be the date of the Offer and the purchase price shall be determined and paid as hereinafter provided in paragraphs 7 and 8, respectively.

d. If the offer to sell is not accepted by Company, Stockholder may make a bona fide transfer to the prospective purchaser named in the Third Party Offer, provided such sale shall be made only in strict accordance with the terms therein stated. However, if Stockholder shall fail to make such transfer within thirty (30) days following the expiration of the time hereinabove provided for the election by the Company, such Vested Shares shall again become subject to all restrictions of this paragraph 3.

4. Permitted Pledges of the Stock. Stockholder may pledge the Stock only as collateral for loans in connection with the purchase of such Stock not to exceed the purchase price for the Stock plus any anticipated state or federal taxes owed by Stockholder as a result of the purchase (a “Permitted Loan”) with the prior written consent of the Company, and subject to the express condition that at the time of the pledge, the pledgee acknowledges and agrees in writing that the pledge shall be subject to the terms of this Agreement. In the event of such a permitted pledge, prior to the time the pledgee initiates proceedings to enforce its security interest in the Stock, the pledgee must provide the Company written notice of the default of the Stockholder and its intention to initiate enforcement proceedings involving the Stock. For a period of thirty (30) days after receipt of such a notice (or, in the case of Vested Shares that have been outstanding for less than six (6) months as of the date of the notice, thirty (30) days after the date on which the Vested Shares have been outstanding for six (6) months) (the “Option Period”), the Company shall have the right to purchase the Stock upon written notice to the Stockholder and the pledgee. In the event that the Company does not exercise its Option on or prior to the Option Date, the pledgee may then initiate proceedings to enforce its security interest in the Stock. For purposes of determining the purchase price and other terms of sale in the event the Company exercises its option to purchase, the effective date of sale shall be the date on which the Company exercises its option to purchase and the purchase price shall be determined and paid as hereinafter provided in paragraphs 7 and 8, respectively, except that notwithstanding the terms of Section 8(a)(iii) (if it is applicable), the Company shall pay cash at closing up to the amount owed to the pledgee on the Permitted Loan.

5. Purchase of Stock Upon Stockholder’s Request. In the event Stockholder desires to sell any of his Stock during his lifetime, Stockholder shall give written notice of such intention to Company (a “Sale Notice”) and within sixty (60) days following receipt of the notice, Stockholder shall sell, and Company shall purchase, all of the offered Stock in accordance with the terms of this Agreement; provided, however, Stockholder may only sell Vested Shares under this paragraph 5 that have been held by Stockholder for at least six (6) months as of the date of the Sale Notice. For purposes of the sale and purchase pursuant to this paragraph, the effective date of sale shall be the date of the Sale Notice and the purchase price shall be determined and paid as hereinafter provided in paragraphs 7 and 8, respectively.

6. Option Respecting Stock Upon Stockholder’s Termination of Employment. Upon termination of Stockholder’s employment with Company for any reason, the Company shall have the continuing option to purchase and require the Stockholder to sell (the “Call Option”) any Stock owned by Stockholder or his estate, including any Stock acquired subsequent to termination of his employment pursuant to outstanding stock options issued pursuant to any stock option plan maintained by the Company; provided, however, the Call Option may not be exercised with respect to any Vested Shares until they have been outstanding for at least six (6) months. The Company shall exercise the Call Option by providing written notice of exercise to the Stockholder or his legal representative (a “Call Notice”). For purposes of a sale and purchase pursuant to this paragraph, the purchase price and method of payment shall be determined and paid as hereinafter provided in paragraphs 7 and 8, respectively, assuming the effective date of sale is the date of the Call Notice.

7. Purchase Price. The purchase price of any Stock purchased and sold pursuant to this Agreement shall be determined according to the terms of this paragraph 7.

a. The purchase of any Vested Shares shall be the Fair Market Value thereof as most recently determined prior to the effective date of sale in the manner provided under the Plan; and

b. The purchase price of any Unvested Shares shall be the lesser of (i) the amount paid by the Stockholder for the Unvested Shares, and (ii) the Fair Market Value thereof as most recently determined prior to the effective date of sale in the manner provided under the Plan.

8. Method of Payment. The purchase price of any Stock of Company sold and purchased under this Agreement shall be paid in the following manner:

a. For Vested Shares, the purchase price shall be paid as follows:

i. The amount of any indebtedness or any other amounts due and payable to Company by Stockholder shall be credited against the purchase price in partial or full satisfaction, as the case may be, of such indebtedness or other amounts;

ii. The balance of the purchase price owed to Stockholder after application of subparagraph 8(a)(i) above up to the amount paid by Stockholder for the Stock less any amounts paid through application of subparagraph 8(a)(i) above shall be paid in cash at closing; and

iii. The balance of the purchase price owed to Stockholder (after application of subparagraphs 8(a)(i) and 8(a)(ii) above) shall be paid through execution and delivery by Company of a promissory note in the principal amount of said balance and providing for payment of said principal plus interest at the Mid-Term Applicable Federal Rate as of the effective date of sale in sixty (60) equal monthly installments. Said promissory note shall provide for acceleration at the option of the holder in the event Company fails to make any payment within five (5) days of its due date. Company shall have the right to prepay all or part of said promissory note at any time without penalty.

b. For Unvested Shares, the purchase price shall be paid as follows:

i. The amount of any indebtedness or any other amounts due and payable to Company by Stockholder shall be credited against the purchase price in partial or full satisfaction, as the case may be, of such indebtedness or other amounts; and

ii. The balance of the purchase price owed to Stockholder after application of subparagraph 8(b)(i) above shall be paid in cash at closing.

9. Closing. The closing of any purchase and sale pursuant to this Agreement shall occur on a date specified by the Company which shall be within sixty (60) days following the effective date of sale. Closing shall take place at the principal office of Company or at such other location as agreed by the parties. At closing, Stockholder or his personal representative shall execute and deliver to Company such instruments as are necessary to transfer Stockholder’s stock to Company free and clear of any liens or encumbrances. Company shall make payment of the purchase price to Stockholder upon receipt by Company of the certificate or certificates evidencing the Stock purchased by Company, endorsed in blank or accompanied by the appropriate stock powers executed in blank and accompanied by such other evidence of authority as may reasonably be required. In the event of failure to deliver to Company the certificate or certificates for the Stock purchased by Company with required evidence of authority at the closing, the certificates on the books of Company and such Stock shall be deemed to be no longer outstanding. The holder of such Stock shall thereafter have no further interest as a stockholder of Company with respect to such Stock except to receive the purchase price therefor.

10. Warranties. Stockholder shall warrant at closing of any sale of Stock pursuant to the terms hereof that such Stockholder owns the Stock being sold free and clear of all liens and encumbrances, has good title to sell and convey the Stock pursuant to this Agreement, and will warrant the Stock being sold against the claims of all persons.

11. No Duty of Disclosure. Stockholder acknowledges and agrees that Company shall have no duty or obligation to affirmatively disclose to the Stockholder, and the Stockholder shall have no right to be advised of, any material information regarding the Company at any time prior to, upon or in connection with the Company’s repurchase of the Stock from the Stockholder under paragraphs 3, 4, 5 and 6 above.

12. S Corporation Agreements. If, at any time while this Agreement is in effect, the Company is an electing S Corporation under Section 1371(a) of the Internal Revenue Code of 1986, as amended (the “Code”), then the provisions of this paragraph shall be applicable. Unless and until the Company is an electing S Corporation, the provisions of this paragraph shall not apply.

a. Preservation of S Corporation Status. Stockholder shall take no action which might adversely affect such status and to do and perform all things reasonably necessary to preserve the status of Company as such.

b. Permitted Transfers. In addition to the other conditions precedent to transfer of shares to a permitted transferee or other party, such transferee shall be required to execute such documents and forms and to any and all other things reasonably necessary to assure the preservation of the status of Company as an S Corporation under Section 1361(a) of the Code. Specifically, but not by way of limitation, the following types of transfers shall be prohibited unless consented to in writing by all then current owners of capital stock of the Company:

i. A transfer to a transferee whose presence as a shareholder will raise the number of shareholders in the Company to a number greater than the then current maximum permissible number of shareholders allowed for status of Company as an S Corporation under applicable law;

ii. A transfer to a transferee who is not eligible to be a shareholder of an S Corporation under applicable law; or

iii. A transfer to a transferee that is an entity who may then be eligible to be a shareholder of an S Corporation under applicable law but whose eligibility will be lost merely by the passage of time or whose eligibility may be lost by affirmative action or failure to act on the part of such entity.

c. Annual Dividend Declaration. Unless mutually agreed by all then current owners of capital stock of Company, Company shall, no later than April 1 of each year, distribute a cash dividend to Stockholder in an amount equal to the product of: (a) Company’s taxable net income for the preceding fiscal year which is allocable to Stockholder by reason of the status of Company as an S Corporation, multiplied by (b) a percentage rate equal to the sum of the then highest statutory federal income tax rate plus the then highest statutory state individual income tax rate applicable to any shareholder, but in any case not to exceed 50% in the aggregate unless approved by the Board of Directors of Company.

d. Election Under Section 1377(a)(2) of the Code. Upon any purchase and sale of capital stock of Company pursuant to this Agreement while Company is an S Corporation, the parties shall execute an election under Section 1377(a)(2) of the Code to have the rules provided in Section 1377(a)(1) of the Code applied as if the taxable year of Company, which includes the date of closing, consisted of two (2) taxable years.

The parties agree to take all steps, including signing of documents and making of appropriate filings, to carry out the objectives set forth in the foregoing sentence.

13. Life Insurance. The parties acknowledge and agree that Company may, in its sole discretion, apply for and purchase insurance on the life of Stockholder, in such amounts as Company may deem reasonable from time to time, or in order to ease the performance of its obligation to purchase the Stock owned by Stockholder in the event of Stockholder’s death. Company may apply for additional insurance or may reduce the amount of insurance, from time to time, as it shall deem reasonable in its sole and absolute discretion. Company shall not, however, be liable for any failure to purchase insurance on the life of Stockholder. Company shall pay all premiums, name itself as beneficiary and reserve all rights of ownership under said insurance. Stockholder agrees to cooperate with Company in any reasonable manner required to obtain insurance on his life, including but not limited to, submitting to physical examinations and granting authorization to the insurance company or companies to obtain medical, financial and personal information regarding Stockholder as the proposed insured. No company issuing a policy of insurance shall be deemed to be a party to this Agreement and shall not, as a condition precedent to the exercise of any of the rights granted by the terms of such policies, insist on the performance of the terms of this Agreement. All obligations of such insurance company shall be limited and governed solely by the terms of such policy or policies.

14. Termination of Agreement. Except as provided below, this Agreement shall terminate upon the occurrence of any of the following events:

a. The written agreement of the parties hereto;

b. The repurchase by the Company of all Stock owned by Stockholder;

c. The sale of substantially all of the assets of the Company and subsequent liquidation of the Company within one-year thereafter;

d. A merger, consolidation or other transaction involving the Company which results in the Common Stock being listed for trading on a national securities exchange or NASDAQ/NMS or in Stockholder receiving in exchange for his common stock in the Company capital stock of Company or some other party to such transaction that is so listed.

e. The completion of an offering by the Company of its Common Stock to the general public pursuant to a registration statement filed under the Securities Act of 1933, as amended; and

f. The bankruptcy or dissolution of the Company.

The foregoing notwithstanding, this Agreement shall not terminate and shall remain in full force and effect so long as there remains any Unvested Shares but only with respect to the Unvested Shares.

15. Endorsement on Certificates. Each certificate representing Stock, now or hereafter held by Stockholder, shall have imprinted thereon a legend in substantially the following form:

Any transfer of the shares represented by this certificate is restricted under the terms of a Stock Restriction Agreement between the Company and the Stockholder named on the front of this certificate, a copy of which agreement is on file in the office of the Company.

16. Specific Performance and Injunction. The parties recognize that the failure to perform any of the obligations herein would cause irreparable harm to Company for which remedies at law would be inadequate. Therefore, it is agreed that in the event of breach or threatened breach by Stockholder, Company shall be entitled to obtain specific enforcement of any and all obligations herein and Stockholder specifically waives the defense that an adequate remedy exists at law. Company shall be entitled to also pursue any other remedies, including recovery of damages from Stockholder, for such breach or threatened breach.

17. Notices. Any notices required or permitted to be given under this Agreement shall be in writing and shall be sufficient if delivered in person or sent by certified mail, return receipt requested. The notice to Stockholder or Stockholder’s personal representatives, heirs, executors, administrators or conservators, if mailed, shall be sent to Stockholder’s last known address. The notice to Company shall be delivered or mailed to its principal office to the attention of the President.

18. Beneficiary Designation. Stockholder may, by written instrument delivered to Company during his lifetime, designate primary and contingent beneficiaries to receive any payment which may be payable hereunder following such Stockholder’s death, and may designate the portions in which such beneficiaries are to receive such payments. Stockholder may change such designation from time to time, and the last written designation filed with Company prior to Stockholder’s death will control. If Stockholder fails to designate a beneficiary, or if no designated beneficiary survives Stockholder, or if all designated beneficiaries who survive Stockholder die before all payments are made, remaining payments shall be made to the legal representatives of Stockholder’s estate and shall release Company from all future liability hereunder.

19. Waiver of Breach. Company’s waiver of any breach by Stockholder of this Agreement shall not operate as a wavier of any continuing or further breaches by Stockholder.

20. Employment. Stockholder acknowledges and agrees that nothing in this Agreement shall be construed as creating a guarantee of continued employment and that he is and shall continue, unless otherwise agreed in writing, to be an employee “at will” of Company.

21. Successors and Assigns. The rights and obligations of the parties under this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of Company and to the personal representatives, executors, administrators, heirs and assigns of Stockholder.

22. Severability. In the event that any section, paragraph, subsection, sentence, clause, phrase or term of this Agreement shall be declared invalid, such invalidity shall not thereby affect or impair the validity of the remainder of the Agreement.

23. Modification. No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by both of the parties hereto.

24. Entire Agreement. This instrument contains the entire agreement of the parties regarding the holding of common stock of Company and shall supersede and replace any and all prior agreements and understandings between the parties hereto concerning the subject matter hereof.

25. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Nebraska.

IN WITNESS WHEREOF, Company has caused this Agreement to be signed by its duly authorized officers and Stockholder has executed this Agreement, as of the date and year first above written.

CABELA’S INCORPORATED, a Nebraska corporation

By

Its

, Stockholder